Exhibit 4.3

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan is:

(a) to promote the long term financial interests and growth of the Willis Group and certain Designated Associate Companies (as defined below) by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further align the interests of participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership.

2.	DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a) “Act” means the Companies Act 1963 of Ireland.

(b) “Award” means an award of an Option, SAR, Restricted Share, Restricted Share Unit, Performance-Based Award or any other right or benefit, including any other Share-Based Award under Section 7(e), granted to a Participant pursuant to the Plan.

(c) “Award Agreement” means an agreement between the Company and a Participant or other document that sets forth the terms, conditions and limitations applicable to an Award, including through electronic medium.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (i) nominated by the Board nor (ii) appointed by Directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions. The Board, in its sole discretion, may make appropriate and equitable adjustments to the Ordinary Shares underlying an Award to take into account a transaction constituting a Change of Control, including substituting or providing for the issuance of ordinary shares, common stock or other capital shares of the acquiring entity or resulting ultimate parent entity in lieu of Ordinary Shares.

(f) “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or, if no such committee is appointed, the Board, provided that a majority of the Board members are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange, or such other securities exchange on which the Ordinary Shares are then listed or traded).

(h) “Company” means Willis Group Holding Public Limited Company, a company incorporated in Ireland under registered number 475616, or any successor thereto.

(i) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary or Designated Associate Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

(j) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(k) “Designated Associate Company” means any company in which a member of the Willis Group owns twenty percent or more of the voting share interest but less than fifty percent of the voting share interest and that has been designated by the Committee as being eligible for participation in the Plan.

(l) “Director” means any member of the Board.

(m) “Dividend Equivalent Right” means a right granted pursuant to Section 7(f) to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company on one of its Shares (in cash or in Shares) in accordance with its Articles of Association that would be payable on the number of Shares subject to a Full-Value Award.

(n) “Eligible Individual” means any person who is an Employee, Consultant or a Director, as determined by the Committee.

(o) “Employee” means a person, including Directors and officers, in the employment of any member of the Willis Group or a Designated Associate Company, who is treated as an employee in the personnel records of a member of the Willis Group or a Designated Associate Company for the relevant period, but shall exclude individuals who are classified by a member of the Willis Group or a Designated Associate Company as leased from or otherwise employed by a third party or independent contractors, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or any Subsidiary.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under an Option or other Share-Based Award, if applicable, or with respect to which the amount of any payment pursuant to a SAR or other Share-Based Award, if applicable, is determined.

(r) “Fair Market Value” means the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria which, with respect to Awards to U.S. Taxpayers, shall be determined pursuant to a reasonable valuation method in accordance with Section 409A of the Code. Fair Market Value with respect to any property other than Shares, means the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s) “Full-Value Award” means an Award of Restricted Shares, Restricted Share Units, Performance-Based Awards or Share-Based Awards, provided that the purchase price (if any) to purchase the Shares underlying the Full-Value Award is less than Fair Market Value of the Shares, as determined as of the date of grant.

(t) “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

(v) “Option” means a share option to purchase a specified number of Ordinary Shares at a specified Exercise Price during specified time periods, granted under Section 7(a) of the Plan.

(w) “Ordinary Shares” or “Shares” means the ordinary shares of the Company, Nominal Value.

(x) “Nominal Value” means $0.000115, per Share.

(y) “Parent” means “parent corporation” of the Company as defined in Section 424(e) and (f) of the Code, or any successor provision, and any applicable regulation promulgated thereunder.

(z) “Participant” means an Eligible Individual of any member of Willis Group or a Designated Associate Company, to whom one or more Awards have been granted, and such Awards have not all expired or been forfeited or terminated under the Plan.

(aa) “Performance-Based Award” means an Award granted pursuant to Sections 7(d)(i) and 8.

(bb) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for the relevant Performance Period, including but not limited to: net revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); reductions in costs; cash flow or cash flow per Share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; adjusted operating margins, adjusted earnings per share, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

(cc) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Designated Associate Company, the performance of a division or a business unit of the Company or a Subsidiary or Designated Associate Company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a Participant. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, or accounting principles.

(dd) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select but not less than one (1) year in duration, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ee) “Permanent Disability” means that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Designated Associate Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Designated Associate Company to which the Participant provides service does not have a long-term disability policy or plan in place, “Permanent Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment, as determined by a physician acceptable to the Committee, for a period of not less than 180 consecutive business days out of 270 business days. A Participant shall not be considered to have incurred a Permanent Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Anything to the contrary in the foregoing notwithstanding, for purposes of Incentive Stock Options, “Permanent Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

(ff) “Person” means “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(gg) “Plan” means this Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

(hh) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(ii) “Restricted Shares” means Shares awarded to a Participant pursuant to Section 7(b) of the Plan that are subject to certain restrictions and to risk of forfeiture.

(jj) “Restricted Share Unit” means a right granted pursuant to Section 7(d) of the Plan that entitles a Participant to receive cash or Shares upon the satisfaction of certain time-based and/or performance- based criteria.

(kk) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ll) “Share-Based Award” means an Award granted under Section 7(e) of the Plan.

(mm) “Share Appreciation Right” or “SAR” means a right granted pursuant to Section 7(c) of the Plan to receive a payment in cash or Shares equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Exercise Price on the date the SAR was granted as set forth in the applicable Award Agreement.

(nn) “Share Award Committee” or “SAC” means the authorized delegate of the Committee under the Company’s Policy Regarding Share-Based Compensation Awards or such successor policy as may be adopted from time to time.

(oo) “Subsidiary” means, with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting an “Incentive Stock Option,” Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting non-qualified share Options, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code.

(pp) “Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(qq) “Tax-Related Items” means federal, state, and local taxes and taxes imposed by jurisdictions outside of Ireland and the United States (including but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and any employer tax liability shifted to a Participant.

(rr) “Termination of Service” means, for purposes of the Plan and with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, officer or Director to the Willis Group or a Designated Associate Company. The Committee will have sole discretion to determine whether and for what reason a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”), subject to compliance with Section 409A of the Code.

(ss) “U.S. Taxpayer” means an Eligible Individual who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.

(tt) “Willis Group” means the Company and its Subsidiaries.

3.	ADMINISTRATION OF PLAN

(a) Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee which shall consist solely of two or more members of the Board each of whom is an “independent director” under the New York Stock Exchange rules (or other principal securities market on which Shares are traded); provided that the term “Committee” means (i) the Board acting at any time in lieu of the Committee; (ii) with respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, a committee consisting solely of two or more Directors of the Company who each are an “outside director” within the meaning of Section 162(m) of the Code, and (iii) with respect to any decision relating to a Director or officer of the Company subject to Section 16 of the

Exchange Act, a committee consisting solely of two or more Non-Employee Directors as defined under Rule 16b-3 under the Exchange Act and provided further that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b) Authority of Committee. The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of the Committee, taken at a meeting or taken without a meeting by a unanimous signed writing, shall constitute action by the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

i. Designate Participants to receive Awards;

ii. Determine the type or types of Awards to be granted to each Participant;

iii. Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

iv. Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation or if any such acceleration would result in a violation of Section 409A of the Code;

v. Subject to Section 14 of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

vi. Prescribe the form of each Award Agreement, which need not be identical for each Participant;

vii. Decide all other matters that must be determined in connection with an Award;

viii. Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

ix. Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement; and

x. Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

(c) Decisions Binding. The Committee’s interpretation of the Plan, any sub-plan, or any Awards granted pursuant to the Plan, any sub-plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan, any sub-plan and any Award Agreement are final, binding, and conclusive on all parties.

(d) Delegation of Authority. To the extent permitted by applicable Irish or United States law and subject to Section 14 of this Plan, the Committee may from time to time delegate to the Share Award Committee, the Chief Executive Officer and/or one or more senior officers of the Company the authority to grant, amend, substitute, exchange, replace, buyout, surrender, forfeit or cancel Awards to Participants; provided that the Committee shall have the sole authority with respect to Awards granted to or held by (a) Participants who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to grant, amend, exchange, replace, buyout, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, or at all times, the delegate appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.

(e) No Liability to Participants. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Willis Group, and the officers and Directors of the Willis Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 3(d) shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Willis Group, any Designated Associate Company or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee or the Share Award Committee shall have liability to a Participant or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

4.	ELIGIBILITY AND PARTICIPATION

(a) Eligibility. Subject to the provisions of the Plan, each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan in such form and having such terms, conditions and limitations as the Committee may determine; provided, however, that Eligible Individuals employed by a Designated Associate Company shall not be eligible to be granted an Option, SAR or other “stock right,” within the meaning of Section 409A of the Code, unless the Eligible Individual is not a U.S. Taxpayer or if the Committee determines that the stock right is exempt from, or may be granted in compliance with, Section 409A of the Code.

(b) Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee or an authorized delegatee under Section 3(d), as applicable, consistent, however, with the terms of the Plan and any sub-plan.

5.	SHARE LIMITATIONS

(a) Number of Shares. Subject to Section 12, the aggregate number of Shares which are authorized for grants and may be issued or transferred pursuant to Awards under the Plan (including upon the exercise of an Incentive Stock Option) will be 13,000,000 Shares plus any Shares authorized for grants or subject to Awards under the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as amended and restated and assumed by Willis Group Holdings Public Limited Company on December 31, 2009 (the “Prior Plan”) that are not issued or delivered to a Participant for any reason, including, without limitation Shares subject to an Award that terminates, expires, lapses for any reason, or is settled in cash, provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 5,000,000 Shares. Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award. Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 3.28 Shares for every one (1) Share granted or subject to grant for any such Award.

To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 5(a) shall be added back as one (1) Share if such Shares were subject to Options or SARs granted under the Plan and as 3.28 Shares if such Shares were subject to Full-Value Awards granted under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 5(a): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of a Option or a SAR; (iii) Shares tendered by the Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (iv) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from the Options. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Full-Value Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to the Plan. Additionally, to the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

(b) Shares Distributed. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, or treasury Shares.

(c) Limitation on Number of Shares Subject to Qualified Performance-Based Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 8, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 Shares with respect to Awards other than Full Value Awards (e.g., Options and SARs) or 609,756 Full Value Awards (e.g., Restricted Shares and Restricted Share Units) and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any Performance Award) shall be $5,000,000. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant. For this purpose, the repricing of an Option (or in the case of a SAR, the reduction of the base amount on which the share appreciation is calculated in order to reflect a reduction in the Fair Market Value of the Ordinary Shares) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

6.	TERMS AND CONDITIONS APPLICABLE TO AWARDS

(a) Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(b) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(c) No Right to Employment or Services. Nothing contained herein shall affect the right of Willis Group or, if applicable, a Designated Associate Company to terminate any Participant’s employment or service at any time or for any reason. The rights and obligations of any individual under the terms of his or her office or employment or service with any member of the Willis Group or, if applicable, a Designated Associate Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the his or her Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to any Award as a result of such termination.

(d) Deferral of Awards. Subject to complying with Section 409A of the Code in the case of Awards granted to a U.S. Taxpayer, the deferral of the settlement of an Award may be provided for, at the sole discretion of the Committee, in the Award Agreements.

(e) Limits on Transfer. No Award, right or benefit under the Plan may be transferred by a Participant other than by will or the laws of intestacy, and all Awards, rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f) No Shareholder Rights. Except as set forth in Section 7(b) or otherwise determined by the Committee, Participants shall not be, and shall not have any of the rights or privileges of, Company shareholders in respect of any Shares purchasable or issuable in connection with any Award unless and such Shares have been issued by the Company to such Participants.

(g) Relationship to Other Benefits. Absent express provisions to the contrary, any Award under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of Willis Group or Designated Associate Company and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974 of the United States, as amended. Further, no payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of any member of the Willis Group or any Designated Associate Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(h) Unfunded Status of Awards. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of Willis Group, nor shall any assets of any member of Willis Group be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(i) Share Certificates; Book Entry Procedures. Any certificates evidencing Shares delivered pursuant to the Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with applicable securities laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(j) Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(k) Termination of Service. Any Award granted under the Plan shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change of Control, or because of the Participant’s death or Permanent Disability, or otherwise; provided, however, that any such provision with respect to Performance-Based Awards shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

(l) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

(n) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. The Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(o) Compliance with Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the

Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(p) No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of Ireland, the United States or jurisdictions outside of the United States (e.g., Incentive Stock Options under Section 422 of the Code or tax-favored schemes in Ireland or the United Kingdom) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan, including Section 17, notwithstanding, and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive favorable tax treatment or is subject to adverse tax treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

7.	AWARDS

From time to time, the Committee will determine the forms and amounts of Awards for Participants. Such Awards may take the following forms in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Shares to be acquired pursuant to an Award be less than the Nominal Value of the Shares.

(a) Share Options. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant, and if the Option is intended to be an Incentive Stock Option, the Exercise Price shall comply with Section 7(a)(iv)(A); provided, however, if an Option is granted pursuant to a sub-plan adopted by the Committee to non-U.S. taxpayer employees outside of the U.S., the Committee may establish an exercise price that complies with the requirements of local tax law as long as such price is not less than Nominal Value of the Share or such higher price required by Irish law.

ii. Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

iii. Payment of Exercise Price. The Committee shall determine the methods by which the Exercise Price of an Option and applicable withholding of Tax-Related Items (as further set forth in Section 16 hereof) may be paid and the form of payment, as shall be set forth in the Participant’s Award Agreement, including, without limitation: (a) cash or check, (b) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise or payment of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised, (c) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (d) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale of Shares to the Company in satisfaction of the Exercise Price and applicable withholding of Tax-Related Items; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (e) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus Tax-Related

Items withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

iv. Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary or any Parent and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 7 hereof, must comply with the provisions of this Section 7(a)(iv).

A. Exercise Price. An ISO shall be granted at an Exercise Price that is not less than 100% of Fair Market Value of a Share on the date of grant. An ISO may be granted to any Employee who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at an Exercise Price that is not less than 110% of Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

B. Expiration. Subject to Section 7(a)(iv)(A), an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

1. Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

2. Three months after the Participant’s Termination of Service as an Employee; and

3. One year after the date of the Participant’s Termination of Service on account of Permanent Disability or death. Upon the Participant’s Permanent Disability or death, any ISOs exercisable at the Participant’s Permanent Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of intestacy.

C. Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed (U.S.)$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered a non-qualified share Option.

D. Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the issue or transfer of such Shares to the Participant.

E. Right to Exercise. During a Participant’s lifetime, an ISO may be exercised only by the Participant.

F. Failure to Meet Requirements. Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a non-qualified share Option.

v. Substitution of SARs. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 14 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

vi. Vesting and Exercisability. Except for Substitute Awards and in certain situations, including, without limitation the Termination of Service of the Participant, Options that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Options) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time), provided, however; such vesting restrictions shall not be applicable to grants of Options, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Options that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

(b) Restricted Shares. The Committee is authorized to make awards of Restricted Shares to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Awards and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.

i. Purchase Price. At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Award. The price to be paid by the Participant for each Share subject to the Restricted Shares shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Shares Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

ii. Issuance, Vesting and Restrictions. Restricted Shares may or may not be subject to vesting, and shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). The vesting, if any, and any restrictions may occur or lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Awards that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Shares) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time). Restricted Share Awards that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

iii. Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

iv. Restrictive Legend. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Shares are issued in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(c) Share Appreciation Rights. The Committee is authorized to grant Share Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant.

ii. Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

iii. Payment and Limitations on Exercise.

A. A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 16), subject to any limitations the Committee may impose.

B. Payment of the amounts determined under Section 7(c)(iii) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(d) Restricted Share Units. The Committee is authorized to award Restricted Share Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

i. Vesting Conditions. A Participant receiving a Restricted Share Unit Award shall not possess the rights of a shareholder of the Company with respect to such grant until the Restricted Share Units become vested. The Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time and/or the attainment of performance- based conditions.

ii. Purchase Price. At the time of the grant of Restricted Shares Units, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Units. The price to be paid by the Participant for each Share subject to the Restricted Shares Units Awards shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Restricted Share Unit Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

iii. Form and Time of Settlement. The Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to compliance with Section 409A of the Code in the case of Restricted Share Units granted to a U.S. Taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 16), the Company shall issue or transfer to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 16). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 12.

iv. General Creditors. A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

v. Vesting. Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Units that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Share Units) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time)provided, however; such vesting restrictions shall not be applicable to Restricted Share Unit Awards, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Restricted Share Units that vest based on the attainment of performance conditions shall have a minimum vesting period of one (1) year.

(e) Other Share-Based Awards. The Committee may make other Awards under the Plan pursuant to which Ordinary Shares or other equity securities of the Company are or may in the future be acquired, or

Awards denominated in Share units, including units valued using measures other than Fair Market Value. Share-Based Awards may be granted with or without consideration from the Participant, provided that the Award may not be granted with a purchase price less than the Nominal Value per Share subject to the Share-Based Award. Should Ordinary Shares be issued on the vesting of a Share-Based Award in circumstances where they are not otherwise fully paid up, the Committee may require the Participant to pay the aggregate Nominal Value of such Ordinary Shares on the basis that such Ordinary Shares shall then be allotted as fully paid to the Participant.

(f) Entitlement to Dividend Equivalent Rights. Subject to complying with Section 409A of the Code and the provisions of the Plan, including, without limitation Section 12, and any Award Agreement, the recipient of a Full-Value Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, a Dividend Equivalent Right, cash, Shares or other property with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalent Rights or other dividends or payments shall be treated as a separate Award and such Dividend Equivalent Rights or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalent Rights will be subject to the same performance conditions of the Award and the Participant shall not be entitled to such Dividend Equivalent Rights unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalent Rights are subject to the same vesting conditions as the underlying Award.

8.	PERFORMANCE-BASED AWARDS FOR COVERED EMPLOYEES

(a) Purpose. The purpose of this Section 8 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Section 7 hereof as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 8 shall control over any contrary provision contained in Section 7; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 8.

(b) Applicability. This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c) Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Section 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (d) the levels of attainment for the Performance Goals (if applicable) and the percentage of amounts of such Awards which may be earned for such Performance Period based on the levels of attainment; and (e) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals and the applicable level of attainment (if applicable) have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, subject to any additional service requirements.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

9.	GRANTS TO NON-EMPLOYEE DIRECTORS

(a) Eligibility. From time to time, the Committee will determine the forms and amounts of Awards for Non-Employee Directors. Such Awards may take the following forms: Options, SARs, Restricted Shares, Restricted Share Units, Performance-Based Awards or any other right or benefit, including any other Share-Based Award pursuant to the Plan in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Award be less than the Nominal Value of the Shares. Awards subject to this Section 9 shall be granted only to Non-Employee Directors. In no event, however, may any Non-Employee Director be granted any Awards under this Section 9 if such Award is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Non-Employee Director is resident under the relevant securities laws of that jurisdiction.

(b) Vesting and Exercisability. Each Award will vest and/or become exercisable according to the terms set forth by the Committee in the applicable Award Agreement. Upon a Termination of Service, the Non-Employee Director may exercise his or her Options, if any only to the extent that such Awards would have vested and/or the Options would have been exercisable upon the Termination Date for such period as set forth in the Award Agreement.

10.	FORFEITURE OR CLAWBACK OF AWARDS

(a) Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be forfeited or canceled if the Participant, without the consent of the Company, while employed by any member of the Willis Group or, if applicable, a Designated Associate Company or after Termination of Service, establishes a relationship with a competitor of any member of the Willis Group or, if applicable, a Designated Associate Company or engages in activity that is in conflict with or adverse to the interest of any member of the Willis Group or, if applicable, a Designated Associate Company (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Awards Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b) Notwithstanding Section 10(a), any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as may be required to comply with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.

11.	TRANSFERS AND LEAVES OF ABSENCE

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among a member of the Willis Group and any Subsidiary or any Designated Associate Company shall not be deemed a Termination of Service, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Willis Group or Designated Associate Company during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Willis Group or a Designated Associate Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

12.	ADJUSTMENTS

In the event of any change in the Ordinary Share capital of the Company by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall substitute or adjust proportionately, in its sole discretion, (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5); (b) the number and kind of shares (or other securities or property) subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

13.	CHANGE OF CONTROL OR SIMILAR EVENT

(a) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company assumes or substitutes an award for a Share Option, Restricted Share Award, SAR, Restricted Share Unit Award or other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary thereof) terminates within 24 months following such Change of Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Share Options or SARs outstanding as of the date of such Termination of Services will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), but in no event following the expiration of the term of the Award (ii) restrictions and deferral limitations on Restricted Share Awards and Restricted Share Units Awards shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable. For the purposes of this Section 13, an Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether Shares, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely ordinary shares or common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely ordinary shares or common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company does not assume or substitute an Award: (i) those Share Options or SARs outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable immediately prior to the Change in Control (ii) restrictions and deferral limitations on Restricted Shares and Restricted Shares Units shall lapse and the Restricted Shares and Restricted Shares Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Change of Control, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards, shall become free of all restrictions, limitations or conditions and become fully vested and transferable, subject to compliance with Section 409A of the Code.

(c) With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, upon the occurrence of a Change of Control, each Option or SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or SAR an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the Exercise Price per Share of such Option or SAR; such amount to be payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

14.	AMENDMENT AND TERMINATION

The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel any outstanding Award consistent with the Plan. The Committee may amend, suspend or terminate the Plan at any time, provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval under the New York Stock Exchange or other securities exchange listing requirements then applicable to the Company including, other than pursuant to Section 12, (i) increasing the benefits accrued to Participants, (ii) increasing the number of Shares which may be issued under the Plan, (iii) modifying the requirements for participation in the Plan to allow additional individuals to participate, or (iv) except in connection with an adjustment or Change of Control as set forth in Sections 12 and 13, amending an Option or SAR to reduce the Exercise Price to below the Fair Market Value of the Shares on the original date of grant or canceling, substituting, exchanging, buying out or surrendering Options or SARs in exchange for cash, or other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant. Further, the repricing, replacement, exchange or substitution of any previously granted Option or SAR, through the lowering of the Exercise Price of such Award shall be prohibited unless the shareholders of the Company first approve such repricing, replacement, exchange or substitution. No underwater Option or SAR may be cancelled in exchange for, or in connection with the payment of a cash amount or grant of a new Award without shareholder approval. The Committee has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all other respects whatsoever.

15.	FOREIGN AWARDS AND RIGHTS

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Willis Group and its Designated Associate Companies operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Designated Associate Companies or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify the Change of Control and Adjustments provisions of the Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, any securities law.

16.	WITHHOLDING TAXES

Any member of the Willis Group or a Designated Associate Company shall have the authority and right to deduct or withhold or require a Participant to remit to the Company, any member of the Willis Group or a Designated Associate Company, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company, a Subsidiary or a Designated Associate Company, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or (iii) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan.

17.	COMPLIANCE WITH SECTION 409A OF THE CODE FOR U.S. TAX PAYERS

(a) The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

(b) Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service shall not be made to the Participant unless the Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

18.	GOVERNING LAW

The Plan shall be governed by the laws of Ireland, without regard to its conflicts of laws.

19.	EFFECTIVE DATE AND EXPIRATION DATE

(a) Effective Date. The Plan became effective as of the date of the original approval of the Plan by a majority of the shareholders of the Company (April 25, 2012).

(b) Expiration Date. The Plan shall terminate ten years after April 25, 2012, subject to earlier termination by the Committee pursuant to Section 14. No Awards shall be granted under the Plan after expiration of the Plan. Awards that are outstanding as of the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement, except that no Incentive Stock Option may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is adopted by the Board or (b) the date the Plan is approved by the shareholders of the Company.